EXHIBIT 99.1

News Release

Contact:

Frank Wood

Senior Vice President & Chief Financial Officer

410-689-7692

fwood@foundationcoal.com

Foundation Coal Announces Second Quarter 2007 Results

Linthicum Heights, Maryland, August 1, 2007 – Foundation Coal Holdings, Inc. (NYSE:FCL) today reported a net loss of $3.8 million, or $0.08 per diluted share, for the quarter ended June 30, 2007. Second quarter net income was reduced by an estimated $15.8 million or $0.35 per diluted share by a combination of employee and coal supply agreement termination charges at the Wabash mine, a nine day strike and the value of production losses and expenses arising from one-time regulatory impacts. Cash flows provided by operations in the second quarter were a quarterly record $83.7 million.

Summary Statistics

($ in millions, except per-share and tonnage amounts)

	Quarter Ended June 30, 2007	Quarter Ended June 30,2006	Six Months Ended June 30, 2007		Six Months Ended June 30, 2006
Coal Sales Revenues	$359.8	$359.2	$746.0		$746.8
Coal Shipments (MM Tons)	18.3	18.6	37.1		37.1
Net (Loss) Income	$(3.8)[1]	$22.0	$20.8	[2]	$53.3
(Loss) Earnings per Diluted Share	$(0.08)[1]	$0.46	$0.45	[2]	$1.13
Adjusted EBITDA	$65.3 [3]	$86.6	$164.3	[3]	$180.2

NOTES:	[1]	Includes a $5.9 million after–tax charge for employee and coal supply termination expenses at the Wabash mine, an estimated $6.0 million after-tax effect for a nine day strike and an estimated $3.9 million after–tax value of production losses and expenses arising from one-time regulatory impacts.
	[2]	Includes a $7.3 million after-tax charge for employee and coal supply termination expenses at the Wabash mine, an estimated $6.0 million after-tax effect for a nine day strike and an estimated $3.9 million after-tax value of production losses and expenses arising from one-time regulatory impacts, partially offset by $0.8 million of after-tax one-time other revenues arising from a premium refund from the Combined Benefit Fund.
	[3]	Includes an estimated $10.1 million reduction in adjusted EBITDA for a nine day strike and an estimated $5.5 million reduction in adjusted EBITDA for the value of production losses and expenses arising from one-time regulatory impacts.

Please see EBITDA reconciliation and reconciliation of non-GAAP measures to net income tables included as exhibits to this release.

“Foundation’s solid second quarter operating performance was negatively impacted by the effects related to the idling of our Wabash mine and the value of lost production resulting from the nine day strike that occurred at our union mines in April,” said Foundation chairman and chief executive officer, James F. Roberts. “In addition, new MSHA rulings relating to mine seals and operating conditions that delayed the restarting of our Cumberland mine for six days adversely affected second quarter performance. These non-recurring events lowered net earnings and adjusted EBITDA for the second quarter by $15.8 million and $15.6 million, respectively. After adding back the above mentioned one-time impacts, pro-forma adjusted EBITDA margin for second quarter 2007 remained high at 22 percent.”

Roberts continued, “Despite these one-time items, Foundation enjoyed strong operating performance as shipments totaled 18.3 million tons and $83.7 million of cash was provided by operations. In addition, realizations at all business units increased over the comparable quarter of the prior year. Due to our favorable contract position at the beginning of 2007, our operations are largely unaffected by current soft market conditions. All mines are running at planned production levels and we expect this will continue for the remainder of 2007 based on our fully committed contract position for 2007.”

Foundation’s operations were recognized for outstanding operational, safety and reclamation performance. Cumberland Coal Resources received the Top Performer Award at the Longwall USA 2007 International Exhibition and Conference. This marks the second consecutive occasion the Cumberland mine has received this award. The award underscores Cumberland’s outstanding achievement during 2005 and 2006 in raw production and overall safety performance among nearly 20 other possible entrants. Cumberland achieved record production of 7.9 million and 8.3 million tons of raw coal in 2005 and 2006, respectively, while posting an average MSHA Lost Time Incidence Rate of 3.5 for both years.

Foundation’s Riverton mines received recognition for exceptional attention to safety and operations. The Kingston No. 1 Mine, Pax and Paynter Branch operations all received the 2006 Mountaineer Guardian Safety award from the West Virginia Office of Mine Heath, Safety and Training and the West Virginia Coal Association. In addition, the Pax loadout received the 2006 Reclamation Award.

UPDATES

Wabash continued to remove equipment from the mine throughout the second quarter. A decision was made to delay the sealing of the slope and shafts to extract additional valuable underground equipment. As a result, more than $9 million of equipment is now available for resale. Work to seal the slope and shafts began in July.

Belle Ayr advanced the installation of its belt conveyor during the second quarter. The conveyor is expected to begin operating in the third quarter of 2007. The conveyor will enable Belle Ayr to increase production by 5 million tons per year and it will reduce diesel, tire and other truck operating costs for the mine.

Installation of the second longwall at Emerald is on schedule for the fourth quarter of 2007. This will provide the opportunity for increased production at Emerald by eliminating down time during longwall moves and providing backup tonnage if adverse geological conditions are encountered.

FINANCIAL RESULTS

Period to Period Comparisons

Coal sales revenues were $359.8 million, $0.6 million higher than the corresponding quarter of the prior year. Higher per ton sales realizations in all regions and higher shipments from the Powder River Basin offset lower shipments from Northern and Central Appalachia and the loss of revenues from the idling of Wabash.

Foundation was able to overcome shipment shortfalls in Northern and Central Appalachia with increased shipments from the Powder River Basin. The quarter-over-quarter shipment shortfall was held to 2 percent despite a nine day strike, Cumberland’s scheduled longwall move, an unanticipated regulatory ruling relating to conditions that delayed the restart of longwall production after that move and a new MSHA ruling on underground seals that reduced production at Rockspring mine. The net year-over-year decrease in shipments is mainly attributable to the idling of the Wabash mine and lower purchase coal volumes. Shipments for the six month period were flat compared to the corresponding six months of the prior year and are on pace to meet the forecasted annual total for 2007.

In comparison to the corresponding quarter of the prior year, average per ton sales realizations increased by 9 percent in the Powder River Basin, 4 percent in Northern Appalachia and 10 percent in Central Appalachia. The increase in overall average per ton sales realization of 2 percent includes a higher proportion of Powder River Basin shipments in relation to total shipments compared to the second quarter of 2006.

As summarized above, second quarter 2007 net earnings were reduced by $5.9 million ($0.13 per diluted share) as a result of employee and coal supply agreement termination charges at the Wabash mine, an estimated $6.0 million ($0.13 per diluted share) as a result of the nine day strike and an estimated $3.9 million ($0.09 per diluted share) as a result of one-time regulatory impacts.

Net loss and diluted loss per share in the second quarter of 2007 were $3.8 million and $0.08 per share, respectively, compared to net income of $22.0 million or $0.46 per diluted share in the second quarter of 2006. The decreases reported in 2007 were primarily attributable to the impact of one-time items detailed above. In addition, this year’s second quarter contained an additional longwall move, plus increases in cost of coal sales; selling, general and administrative expense; and depreciation and depletion expense, partially offset by a lower effective income tax rate. As expected, less benefit from amortization of coal supply agreements was reported in this year’s second quarter.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”) was $65.3 million. Second quarter 2007 adjusted EBITDA already includes an adjustment for the employee and coal supply agreement termination charges at the Wabash mine. Second quarter 2007 adjusted EBITDA was reduced by an estimated $15.6 million due to the nine day strike and one-time regulatory impacts. Adjusted EBITDA in the second quarter of 2006 was $86.6 million.

Net income and diluted earnings per share for the six months ended June 30, 2007 were $20.8 million and $0.45 per diluted share compared to $53.3 million and $1.13 per diluted share in the first six months of the prior year. Net income for the first six months of 2007 was reduced by an estimated $16.4 million or $0.36 per diluted share as a result of one-time items detailed above. In addition to the impact of these items, the year-over-year income reduction is attributable to increased selling, general and administrative expense, increased depreciation and depletion expense and reduced benefit from amortization of coal supply agreements partially offset by a lower effective income tax rate.

Capital Structure

For the quarter ended June 30, 2007, cash flow provided by operating activities was a record $83.7 million compared to $47.2 million in the corresponding quarter of the prior year. Capital expenditures for the second quarter were $28.0 million compared to $34.8 million in the comparable period of 2006. Second quarter 2007 capital expenditures included a total of approximately $16.7 million of expenditures related to the following projects: (a) an overland coal conveyor at the Belle Ayr mine in the Powder River Basin; and (b) the acquisition of components for the second longwall at Emerald and upgrades to the rail loading facility at Emerald.

Available liquidity under the company’s exiting revolving credit agreement was approximately $329 million at June 30, 2007.

MARKET OVERVIEW

Although near term market conditions have remained soft, forward conditions favor a strengthening market as year over year industry production has decreased and coal fueled electricity generation is up by approximately 3 percent. Additional production cuts will occur as smaller mines will be forced to close due to higher operating and capital costs, caused in part by increased regulatory scrutiny. Further, the termination of synfuel tax credits this year will remove otherwise uncompetitive coal from the market that is now being processed and sold at discounted prices in advance of the expiration of the tax credit. Together, these events will reduce supply causing inventories to decrease and prices to recover, initially in Central Appalachia and subsequently in Northern Appalachia and the Powder River Basin.

In the longer term, coal production will be bolstered by increased demand from new coal-fired generation, as well as higher capacity utilization from existing coal-fired units. Northern Appalachia prices will continue to be reinforced as additional scrubbers come on line over the next five years. As one of the dominant producers in Northern Appalachia, Foundation will greatly benefit from the increased demand for this high margin product.

Global demand for coal is increasing even faster than demand in the United States, providing competitive alternatives to imports and additional export markets for U.S. coals.

“Foundation has taken a targeted approach to locking in new business,” said Roberts. “During the second quarter, we negotiated approximately 22 million tons of sales commitments for years 2008 through 2010. Prices for this new business compared to 2006 average realizations were 24 percent higher in the Powder River Basin, 20 percent higher in Northern Appalachia and 6 percent higher for Central Appalachian steam coal. These prices reflect the average of all coal qualities contracted. I am very pleased that our marketing team was able to negotiate new business with strong pricing. We will continue to negotiate business for 2008 and beyond, but we will not produce or sell coal at prices that do not generate acceptable margins.”

OUTLOOK

Foundation has adjusted its West shipment and production guidance for 2008 for updated shipment expectations from the Powder River Basin. The financial guidance for 2007 is unchanged and does not include special items associated with the idling of the Wabash mine.

Guidance

($ in millions, except per-share amounts)

	2007	2008	2009	2010
Total Revenues	$1,485 – 1,575
Adjusted EBITDA	$ 300 – 350
Net Income[1]	$ 42 – 70
Earnings per Diluted Share[1]	$ 0.90 – 1.50
Capital Expenditures[2]	$ 175 – 185	$ 170 – 180
Coal Production (MM Tons)	70.0 – 75.0	69.5 – 74.5	71.5 – 77.5	71.5 – 77.5
West	49.5 – 53.0	50.0 – 53.0	52.0 – 56.0	52.0 – 56.0
East	20.5 – 22.0	19.5 – 21.5	19.5 – 21.5	19.5 – 21.5
Coal Shipments (MM Tons)	71.0 – 76.5	70.0 – 75.0	72.0 – 78.0	72.0 – 78.0
West	49.5 – 53.0	50.0 – 53.0	52.0 – 56.0	52.0 – 56.0
East	21.5 – 23.5	20.0 – 22.0	20.0 – 22.0	20.0 – 22.0
Committed and Priced (%)[3]	99%	84%	60%	28%
West	100%	88%	69%	36%
East	97%	75%	37%	8%

NOTES:	[1]	Before special charges for employee and coal supply agreement termination charges at the Wabash mine and one-time other revenues arising from a premium refund from the Combined Benefit Fund
	[2]	Excludes annual bonus bid payments on Federal Leases by Application in the Powder River Basin
	[3]	As of July 17, 2007, compared to the midpoint of production guidance range

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia and Wyoming. Through its subsidiaries Foundation Coal employs approximately 3,000 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are located in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss second quarter 2007 financials on Wednesday, August 1, 2007 at 10:00 a.m. EDT. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks.

NON-GAAP DISCLOSURES

EBITDA, a measure used by management to evaluate its ongoing operations for internal planning and forecasting purposes, is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments. The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

A reconciliation of the company’s non-GAAP to GAAP results is included as an exhibit to this release.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2006 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”. The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Tons sold	18.3	18.6	37.1	37.1

Revenues	$368.5	$367.1	$763.4	$762.4
Cost of coal sales	288.1	268.2	572.3	558.4
Selling, general and administrative expenses	16.8	14.1	30.6	26.7
Accretion on asset retirement obligations	2.5	2.2	4.9	4.1
Wabash employee and coal supply agreement termination costs	9.7	—	12.0	—
Depreciation, depletion and amortization	50.7	48.2	101.8	92.5
Amortization of coal supply agreements	(1.5)	(3.3)	(2.7)	(9.4)

Income from operations	2.2	37.7	44.5	90.1
Interest income	0.9	0.8	1.5	1.2
Interest expense:
Interest	(11.4)	(11.5)	(22.6)	(22.9)
Amortization of deferred financing costs	(0.4)	(0.7)	(0.9)	(1.4)
Surety bond and letter of credit fees	(1.5)	(1.8)	(2.8)	(3.3)

(Loss) income before income taxes	(10.2)	24.5	19.7	63.7
Income tax benefit (expense)	6.4	(2.5)	1.1	(10.4)

Net (loss) income	$(3.8)	$22.0	$20.8	$53.3

(Loss) earnings per common share:
Basic (loss) earnings per common share	$(0.08)	$0.49	$0.46	$1.18

Diluted (loss) earnings per common share	$(0.08)	$0.46	$0.45	$1.13

Weighted average shares outstanding:
Weighted average shares—basic	45.237	45.561	45.180	45.342
Weighted average shares—diluted	45.237	47.100	46.482	47.018

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions, Except Per Ton Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Tons sold
Powder River Basin	12.9	12.3	25.5	24.3
Northern Appalachia	3.2	3.6	6.8	7.4
Central Appalachia	2.1	2.3	4.3	4.7
Illinois Basin and purchased coal	0.1	0.4	0.5	0.7

Total	18.3	18.6	37.1	37.1

Average realized price per ton sold
Powder River Basin	$9.25	$8.46	$9.19	$8.51
Northern Appalachia	39.51	37.86	40.09	39.02
Central Appalachia	51.62	46.79	52.02	49.03
Illinois Basin and purchased coal	59.62	31.14	30.86	32.34
Total	$19.71	$19.33	$20.13	$20.12

Revenue summary
Powder River Basin	$118.6	$104.4	$234.0	$207.1
Northern Appalachia	127.7	137.2	273.9	287.2
Central Appalachia	111.1	107.7	224.3	228.5
Illinois Basin and purchased coal	2.4	9.9	13.8	24.0

Total coal sales	359.8	359.2	746.0	746.8
Other revenues	8.7	7.9	17.4	15.6

Total revenues	368.5	367.1	763.4	762.4
Cost of coal sales	288.1	268.2	572.3	558.4
Selling, general and administrative expense	16.8	14.1	30.6	26.7
Accretion on asset retirement obligations	2.5	2.2	4.9	4.1
Wabash employee and coal supply agreement termination costs	9.7	—	12.0	—

EBITDA	51.4	82.6	143.6	173.2
Depreciation, depletion and amortization	50.7	48.2	101.8	92.5
Amortization of coal supply agreements (credit)	(1.5)	(3.3)	(2.7)	(9.4)

Income from operations	$2.2	$37.7	$44.5	$90.1

Capital expenditures	$28.0	$34.8	$76.1	$74.8
Cash flow provided by operating activities	$83.7	$47.2	$135.5	$112.8
Adjusted EBITDA from Credit Agreement	$65.3	$86.6	$164.3	$180.2
Last twelve months Adjusted EBITDA from Credit Agreement	$295.8	$342.8	$295.8	$342.9
Adjusted EBITDA margin (Adjusted EBITDA/Revenues)	17.7%	23.6%	21.5%	23.6%

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	June 30, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$82.1	$33.7
Trade accounts receivable	104.6	119.6
Inventories, net	40.8	36.8
Deferred income taxes	15.5	15.5
Other current assets	26.6	35.1

Total current assets	269.6	240.7
Property, plant and equipment, net	1,651.8	1,660.4
Coal supply agreements, net	26.1	31.3
Other noncurrent assets	16.1	17.2

Total assets	$1,963.6	$1,949.6

Current portion of long-term debt	$8.4	$—
Accounts payable and accrued expenses	206.1	203.6

Total current liabilities	214.5	203.6
Long-term debt	618.2	626.6
Coal supply agreements, net	15.7	24.2
Deferred income taxes	14.1	8.3
Other long-term liabilities	764.6	789.1

Total liabilities	1,627.1	1,651.8

Stockholders’ equity	336.5	297.8

Total liabilities and stockholders’ equity	$1,963.6	$1,949.6

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income

(In Millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net (loss) income	$(3.8)	$22.0	$20.8	$53.3
Depreciation, depletion and amortization	50.7	48.2	101.8	92.5
Amortization of coal supply agreements (credit)	(1.5)	(3.3)	(2.7)	(9.4)
Interest expense	11.4	11.5	22.6	22.9
Amortization of deferred financing costs	0.4	0.7	0.9	1.4
Surety bond and letter of credit fees	1.5	1.8	2.8	3.3
Interest income	(0.9)	(0.8)	(1.5)	(1.2)
Income tax (benefit) expense	(6.4)	2.5	(1.1)	10.4

EBITDA	$51.4	$82.6	$143.6	$173.2
Adjustments per Credit Agreement:
Accretion on asset retirement obligations	2.5	2.2	4.9	4.1
Wabash employee and coal supply agreement termination costs	9.7	—	12.0	—
Non-cash stock-based compensation expense	1.3	0.6	3.0	1.4
Other	0.4	1.2	0.8	1.5

Adjusted EBITDA per Credit Agreement for current period	$65.3	$86.6	$164.3	$180.2

Adjusted EBITDA per Credit Agreement for year ended December 31, 2006 and 2005, respectively			311.7	309.7
Adjusted EBITDA per Credit Agreement for six months ended June 30, 2006 and 2005, respectively			(180.2)	(147.0)

Adjusted EBITDA per Credit Agreement for the twelve months ended June 30, 2007 and 2006, respectively			$295.8	$342.9

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures to Net Income

(In Millions, Except Per Share Data)

(Unaudited)

Net Income Available to Common Shareholders and Earnings Per Common Share Excluding Special Items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net (loss) income as reported	$(3.8)	$22.0	$20.8	$53.3
Wabash employee and coal supply agreement termination costs	9.7	—	12.0	—
Income tax impact of employee and coal supply agreement termination costs	(3.8)	—	(4.7)	—
Premium refund settlement from Combined Benefit Fund	—	—	(1.4)	—
Income tax impact of premium refund from Combined Benefit Fund	—	—	0.6	—

Net income excluding special items	$2.1	$22.0	$27.3	$53.3

Earnings per common share excluding special items:
Basic earnings per common share excluding special items	$0.05	$0.49	$0.60	$1.18

Diluted earnings per common share excluding special items	$0.05	$0.46	$0.59	$1.13

Weighted average shares outstanding:
Weighted average shares—basic	45.237	45.561	45.180	45.342
Weighted average shares—diluted	45.237	47.100	46.482	47.018

This information is intended to be reviewed in conjunction with the company’s filings with the U. S. Securities and Exchange Commission.